[Swidler Berlin Shereff Friedman, LLP Letterhead]


                                  June 15, 1999




by hand

U.S. Nuclear Regulatory Commission
Attention: Docket Control Desk
Washington, D.C.  20555

          Re:  Application of Montaup Electric Company and
               New England Power Company for Transfer of
               Licenses and Ownership Interests

Dear Sirs:

          Enclosed please find an original and one copy of a request for approval of certain indirect and direct transfers of the license and ownership interests of Montaup Electric Company ("Montaup") with respect to the nuclear facilities described below.

          Approval is being sought for the transfer of Montaup's minority ownership interests in the licenses for Millstone Unit No. 3 and Seabrook Unit No. 1, as well as Montaup's ownership interest as a minority shareholder in the four Yankee Companies (Vermont Yankee Nuclear Power Corporation, Yankee Atomic Electric Company, Maine Yankee Atomic Power Company, and Connecticut Yankee Power Company), as a result of the proposed merger of the parent company of Montaup, Eastern Utilities Associates ("EUA"), with New England Electric System ("NEES"), the parent company of New England Power Company ("NEP"). Approval is sought for the following: (i) the indirect transfer of control from EUA to NEES resulting from the merger;1/ (ii) the indirect transfer of control resulting from a proposed merger of NEES with The National Grid Group plc, which is subject to a separate application currently pending before the Commission; and
(iii) a direct transfer of the license and ownership interests from Montaup to NEP that will result from the consolidation of Montaup into NEP in connection with the merger.

---------------

1 Approval is also sought, if required, for the restructuring of EUA's family of companies that will take place independent of and prior to the merger. That restructuring will make EUA, which currently owns Montaup through another wholly-owned subsidiary, the direct parent company of Montaup.

U.S. Nuclear Regulatory Commission
Attention: Docket Control Desk
June 15, 1999
Page 2


          Copies of the application and exhibits are being provided to the Commission's Regional Office, resident inspectors at the plants, the licensees and the state officials designated for consultation by the Commission under 10 C.F.R. section 50.91(b). Also enclosed is an extra copy to be marked as filed and returned to our messenger.

          If you have any questions regarding this Application, please contact me at 202-424-7555.

                                        Sincerely,

                                        /s/ Scott P. Klurfeld
                                        ----------------------------------------
                                        Scott P. Klurfeld
                                        On behalf of New England Power
                                        Company and Montaup Electric Company

Enclosures
cc (w/enclosures):  James Anderson (NRC)
                    Lawrence Chandler, Esq. (NRC)
                    John T. Harrison (NRC)
                    Steven Hom (NRC)
                    Robert S. Wood (NRC)

                                TABLE OF CONTENTS

                                                                            Page

I.   INTRODUCTION............................................................. 1


II.  SUMMARY OF APPLICATION AND REASONS FOR
     PROPOSING THE TRANSFERS.................................................. 5

     A.   Merger Benefits..................................................... 5

     B.   The Facilities...................................................... 5

     C.   The Transaction Involves Both Indirect and Direct
          Transfers of Control for Which Approvals Are Being Sought........... 6

     D.   The Transactions Will Not Adversely Affect Millstone 3,
          Seabrook or the Yankee Plants....................................... 7

     E.   Expeditious Approval Is Requested................................... 8


III. DESCRIPTION OF THE PARTIES AND THE TRANSACTION........................... 9

     A.   EUA and Montaup..................................................... 9

     B.   NEES and NEP........................................................11

     C.   The Transaction.....................................................14


IV.  THE TRANSFER MEETS ALL OF THE REQUIREMENTS GOVERN
     ING LICENSE TRANSFERS....................................................15

     A.   The Merger Will Not Affect Operation of Millstone 3,
          Seabrook or the Yankee Plants and Thus Will Not Affect the
          Public Health or Safety, Common Defense and Security or
          the Human Environment...............................................16

     B.   The Licensee Will Be Qualified Both Technically and
          Financially to Meet All of the Commission's Obligations.............17

     C.   The Identity, Business Address, and Relevant Personnel of the
          Licensee and of the Facilities Will Not Be Affected by the Merger...18

     D.   The Merger Will Not Result in the Licensee Becoming
          Directly Owned, Controlled, or Dominated by an Alien,
          a Foreign Corporation, or a Foreign Government......................19


V.   THE TRANSFER WILL NOT AFFECT THE DECOMMISSIONING
     FINANCIAL ASSURANCES REQUIRED BY THE COMMISSION
     AND WILL NOT BE DETRIMENTAL TO THE FINANCIAL
     HEALTH OF THE LICENSEE...................................................22

     A.   The Financial Assurances Required by the Commission's
          Recent Rulemaking Are Already in Place Regarding Montaup
          and NEP and Will Not Be Affected by the Merger......................23

          1.   Non-Bypassable Charge in Massachusetts.........................24

          2.   Non-Bypassable Charge in Rhode Island..........................26

          3.   Non-Bypassable Charges in New Hampshire........................27

     B.   Conclusion..........................................................28


VI.  THE MERGER WILL NOT HAVE SIGNIFICANT
     ENVIRONMENTAL EFFECTS....................................................28


VII. REQUIRED INFORMATION.....................................................29

     A.   10 C.F.R. section 50.33 - General Information.......................29

          1.   Name of Licensee...............................................29

          2.   Address of Licensee............................................29

          3.   Description of Business........................................29

          4.   Corporate Information..........................................30

          5.   Agency Status..................................................30

          6.   Financial Information..........................................30

          7.   Emergency Response Plan........................................30

          8.   Construction or Alteration at Facility.........................30

          9.   Regulatory Agencies and News Publications......................30

          10.  Restricted Data................................................31

          11.  Decommissioning................................................32

     B.   10 C.F.R. section 50.33 - Financial Information.....................32

          1.   Financial Qualifications for Continued Conduct of Activities...32

          2.   Decommissioning Funding........................................33

     C.   10 C.F.R. section 50.34 - Technical Information ....................33

     D.   10 C.F.R. section 50.33a - Antitrust Information....................34


VIII. CONCLUSION..............................................................35

     VERIFICATIONS............................................... follow page 35

     EXHIBITS.....................................appear in two separate volumes

                                  Exhibit List


Exhibit A:  EUA's most recent Form 10-K

Exhibit B:  EUA's most recent Annual Report to Shareholders

Exhibit C:  NEES's most recent Form 10-K

Exhibit D:  NEES' most recent Annual Report to Shareholders

Exhibit E:  February 1, 1999 Merger Agreement between NEES and EUA

Exhibit F:  Millstone 3 Sharing Agreement

Exhibit G:  Names and addresses of Officers and Directors of NEES, NEP and
            Montaup and names, addresses and country of citizenship of the Officers and Directors of NEES and NEP after the closing of the NEES-National Grid Merger

Exhibit H:  Decommissioning Fund Information

Exhibit I:  NEP's Proposed Amended Bylaws and Current Bylaws

Exhibit J:  Seabrook Ownership and Operating Agreements

Exhibit K:  Copy of declaration filed with the Federal Energy Regulatory
            Commission explaining why the Merger raises no antitrust concerns

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                          NUCLEAR REGULATORY COMMISSION



Millstone Unit No. 3                               )   NRC License No. NPF-49
Seabrook Unit No. 1                                )   NRC License No. NPF-86
Vermont Yankee Nuclear Power Corporation           )   NRC License No. DPR-28
Yankee Atomic Electric Company                     )   NRC License No. DPR-3
Maine Yankee Atomic Power Company                  )   NRC License No. DPR-36
Connecticut Yankee Power Company                   )   NRC License No. DPR-61



                     APPLICATION OF MONTAUP ELECTRIC COMPANY
                        AND NEW ENGLAND POWER COMPANY FOR
                  TRANSFER OF LICENSES AND OWNERSHIP INTERESTS

                                   APPLICATION


Edward Berlin                             Thomas G. Dignan, Jr.
Kenneth G. Jaffe                          Ropes & Gray
Scott P. Klurfeld                         One International Place
Swidler Berlin Shereff Friedman, LLP      Boston, Massachusetts 02110-2624
3000 K Street, N.W., Suite 300            617-951-7000
Washington, D.C. 20007-5116
202-424-7500

Attorneys for New England Power Company   Attorneys for Montaup Electric Company



                                  June 15, 1999

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                          NUCLEAR REGULATORY COMMISSION



Millstone Unit No. 3                               )   NRC License No. NPF-49
Seabrook Unit No. 1                                )   NRC License No. NPF-86
Vermont Yankee Nuclear Power Corporation           )   NRC License No. DPR-28
Yankee Atomic Electric Company                     )   NRC License No. DPR-3
Maine Yankee Atomic Power Company                  )   NRC License No. DPR-36
Connecticut Yankee Power Company                   )   NRC License No. DPR-61



                     APPLICATION OF MONTAUP ELECTRIC COMPANY
                        AND NEW ENGLAND POWER COMPANY FOR
                  TRANSFER OF LICENSES AND OWNERSHIP INTERESTS


I.   INTRODUCTION

          Pursuant to Section 184 of the Atomic Energy Act of 1954, as amended,1/ and Section 50.80 of the Commission's Rules,2/ Montaup Electric Company ("Montaup") and New England Power Company ("NEP") hereby seek prior Commission approval for certain indirect and direct transfers of (1) Montaup's minority ownership interests in the licenses for the Millstone Unit No. 3 and Seabrook Unit No. 1 3/ nuclear facilities, and (2) Montaup's interest as a minority shareholder in the four Yankee nuclear facilities described below.

---------------

1    42 U.S.C. section 2184 (1994).

2    10 C.F.R. section 50.80 (1998).

3 Montaup currently has pending in Docket No. 50-443 a request to transfer its ownership share in Seabrook to Little Bay Power Corporation. The request in this Applica tion by Montaup to transfer its Seabrook share is being made on a conditional basis in the event that the merger between the parent companies of Montaup and NEP is completed before the conclusion of Montaup's transfer to Little Bay. If that is not the case, meaning that the Little Bay transfer is completed before the Merger, then Montaup would no longer own any share of Seabrook and the request in this Application to transfer Montaup's share of Seabrook would be mooted. Montaup and NEP request that if the latter situation occurs, then their request in this Application to transfer Montaup's share of Seabrook to NEP be withdrawn automatically. NEP had intervened in the Little Bay proceeding, requesting additional financial assurances from Montaup with regard to the transfer, but subsequently settled with Little Bay and, on April 15, 1999, withdrew its intervention and other pleadings.

          Montaup and NEP both have minority, non-operating, ownership interests in Unit No. 3 of the Millstone commercial nuclear facility located in Waterford, Connecticut ("Millstone 3"). Montaup and NEP also are minority, non-operating, owner licensees of Unit No. 1 of the Seabrook facility located in Seabrook, New Hampshire ("Seabrook"). Both Montaup and NEP have minority ownership interests in the Vermont Yankee Nuclear Power Corporation, Yankee Atomic Electric Company, Maine Yankee Atomic Power Company, and Connecticut Yankee Power Company (collectively, "Yankee Companies"), which hold Commission licenses for the Vermont Yankee Nuclear Power Station, Yankee Nuclear Power Station, Maine Yankee Nuclear Facility, and Connecti cut Yankee Nuclear Facility, respectively (collectively, "Yankee Plants").4/ Neither Applicant has control of or conducts licensed activities for any of the facilities.

          This Application is being filed because of the proposed merger ("Merger") of Eastern Utilities Associates ("EUA") (Montaup's ultimate parent organization) with New England Electric System ("NEES") (NEP's parent

---------------

4 By letter dated April 22, 1999, from Samuel Collins, Director, Office of Nuclear Reactor Regulation, to Mary Murphy, Attorney at LeBoeuf, Lamb, Greene & MacRae, LLP, the Commission staff stated that Commission threshold review was necessary regarding transfers of ownership interests in the Yankee Companies in a merger transaction involving NEP's parent company. Applicants are, therefore, specifically seeking approval in this Application of Montaup's transfer of ownership interest in the Yankee Companies.

organization). Montaup is currently wholly owned by Eastern Edison Company ("Eastern Edison"), which is in turn wholly owned by EUA. Independent of and prior to the closing of the Merger, Eastern Edison will transfer the common stock of Montaup to EUA so that EUA will become the direct parent of Montaup. Through the Merger, the parent company of Montaup will then change from EUA to NEES, and following the Merger, Montaup will be consolidated into NEP. The Merger will thus result in both an indirect transfer (from EUA to NEES) and a direct transfer (from Montaup to NEP) of Montaup's interests in the nuclear facilities described above for which Commission approval is required.5/

          In addition, Montaup requests approval of an indirect transfer of economic control resulting from the proposed Merger between NEES and The National Grid Group plc ("National Grid"). NEP filed with the Commission on March 15, 1999, a request for prior approval of the indirect transfer of control of NEP's interests in nuclear facilities that would result from the National Grid Merger. Because Montaup's minority ownership interest in the Millstone 3 and Seabrook licenses and in the Yankee Compa nies will be transferred to NEP upon completion of the NEES-EUA Merger, the consummation of the NEES-National Grid Merger will result in an indirect transfer of economic control of Montaup's ownership interests from NEES to National Grid, again requiring Commission approval.6/

---------------

5 To the extent the transfer of ownership of Montaup from Eastern Edison to EUA involves an indirect transfer of control that requires Commission approval, Applicants request that approval as well.

6 The explanations and reasons for approving the indirect transfer of economic control from NEES to National Grid are presented in full in NEP's March 15, 1999, application ("March 15 Application") seeking approval of the National Grid Merger with respect to NEP's ownership interests. NEP's ownership interests are in the exact same nuclear facilities as Montaup's. The reasoning supporting the indirect transfer of economic control to National Grid with respect to NEP's ownership interests therefore applies equally to Montaup's ownership interests in those same facilities. The explanations and reasons from the March 15 Application are hereby incorporated by reference to support the request for approval of the indirect transfer of control of Montaup's interests as a result of the NEES-National Grid Merger, and will not be restated in full in this Application. Where necessary, specific references to the National Grid Merger will be discussed. For example, a summary of how NEES and National Grid will comply with Section 103(d) of the Atomic Energy Act and 10 C.F.R.
     section 50.38 (1998) (through the use of a negation action plan establishing an independent Special Nuclear Committee of the Board of Directors of NEP consisting only of U.S. citizens) appears in Section IV.D, below.

          The changes in ownership associated with the Merger will not change the operation, management, license terms or conditions, or performance of Millstone 3, Seabrook, or the Yankee Plants. The surviving consolidated entity, NEP, will remain obligated to perform all current obligations, including decommissioning funding. It will still hold only minority, non-operating licenses in both Millstone 3 and Seabrook, and be only a minority shareholder in the Yankee Companies. There will be no adverse change with respect to either NEP's or Montaup's rights or duties under the licenses, ownership or participation agreements regarding the facilities, or any other applicable law or document. As described further below, the transaction will not affect the common defense and security, the public health and safety, result in the licenses being held by a foreign entity, or result in the licenses being owned, controlled, or dominated by a foreign entity.7/ For those reasons, and other reasons described below, the Commis sion should approve the requests in this Application without delay.


---------------

7 As noted earlier, Section IV.D explains why there is no issue regarding foreign ownership or control.

II.  SUMMARY OF APPLICATION AND REASONS
     FOR PROPOSING THE TRANSFERS

     A.   Merger Benefits

          The Merger between EUA and NEES will result in savings to consumers in the New England area. NEES and EUA have consistently been among the lowest-cost electric companies in the region. The geographic fit between these companies will allow them to combine their existing transmission networks, eliminate duplicative facilities, management, and overhead, as well as enhance economic efficiencies. These efficiency gains will be further enhanced through the Merger and consolidation of Montaup into NEP. Both Montaup and NEP have sold off almost all of their non-nuclear generation assets. They both currently own shares of the same nuclear assets. Both are under regulatory obligations to endeavor to divest all of their remaining generation resources, including their nuclear assets. The Merger will permit NEP, the surviving entity, to manage the remaining nuclear assets more efficiently by eliminating duplicative efforts. Consumers will be the ultimate beneficiaries of the transaction.

     B.   The Facilities

          Millstone 3 is a 1,150 MW pressurized water reactor that began commercial operation in May 1986. Montaup owns a 4.0% interest and NEP owns a 12.2% interest. A subsidiary of Northeast Utilities, Northeast Nuclear Energy Company, is the licensed operator.8/

---------------

8    The remaining licensee-owners, with their proportionate interests, are:
     Connecticut Light & Power Company (52.9%), Western Massachusetts Electric Company (12.2%), Massachusetts Municipal Wholesale Electric Company (4.8%), United Illuminating Company (3.7%), Public Service Company of New Hampshire (2.8%), Central Maine Power Company (2.5%), Central Vermont Public Service Corporation (1.7%), Chicopee Electric Light Department (1.35%), Connecticut Municipal Electric Energy Cooperative, Inc. (1.1%), Vermont Electric Generation and Transmission Cooperative, Inc. (0.35%), Fitchburg Gas & Electric Company (0.2%), and Lyndonville (Village of) Electric Depart ment (0.04%).

          Seabrook is a 1,150 MW pressurized water reactor that began commercial operation in 1990. Montaup currently owns a 2.9% interest (as noted above, which is subject to a prior sale)9/ and NEP owns a 9.9% interest. The North Atlantic Energy Service Corporation ("North Atlantic") is the managing agent for Seabrook.10/

          Vermont Yankee Nuclear Power Station is a 510 MW facility that began com mercial operations in November 1972. It is the only one of the four Yankee Plants currently operating. Montaup and NEP own the following shares of the Yankee Companies: Vermont Yankee (2.5% and 20%, respectively); Yankee Atomic (4.5% and 30%); Maine Yankee (4% and 20%); and Connecticut Yankee (4.5% and 15%).

     C.   The Transaction Involves Both Indirect and
          Direct Transfers of Control for Which Approvals
          Are Being Sought.

          As a result of the NEES-EUA Merger and the NEES-National Grid Merger, there will be two separate indirect transfers as well as one direct transfer of

---------------

9 As stated above, if Montaup's transfer to Little Bay is concluded before the EUA-NEES Merger, then the request in this Application to transfer Montaup's interest in Seabrook to NEP would be mooted. If the transfer is not concluded at the time of the consummation of the Merger, NEP will complete the transfer according to the terms of the agreement between Montaup and Little Bay and the regulatory orders approving that transfer.

10 The other owners and their proportionate interests are: North Atlantic Energy Corporation (35.9%); United Illuminating Company (17.5%); Great Bay Power Corporation (12.1%); Massachusetts Municipal Wholesale Electric Company (11.6%); Connecticut Light & Power Company (4.1%); Canal Electric Company (3.5%); New Hampshire Electric Cooperative, Inc. (2.2%); Taunton Municipal Light Plant (0.1%); and Hudson Light & Power Department (0.1%).

control of Montaup's licenses in Millstone 3 and Seabrook and of its ownership interests in the Yankee Companies. The two indirect transfers of Montaup's interests are: (1) the change in the upstream economic ownership from EUA to NEES as a result of the NEES-EUA Merger; and (2) the change in the upstream economic ownership from NEES to National Grid as a result of the NEES-National Grid Merger.11/ The direct transfer is from Montaup to NEP as a result of the consolidation of Montaup into NEP. This Application seeks approval for all three transfers.

     D.   The Transactions Will Not Adversely Affect
          Millstone 3, Seabrook or the Yankee Plants.

          The transactions will not have an adverse effect on the control, operation, personnel, financial status, physical condition, environmental effects, business plan, or decommissioning capability of Millstone 3, Seabrook or the Yankee Plants.

          As a minority, non-operating licensee for Millstone 3 and Seabrook, Montaup's primary obligations are to contribute funds and take electricity. Its obligations are similarly limited in its role as minority shareholder in the Yankee Companies. The Merger will result in the transfer of Montaup's interests, but only to NEP, an existing holder of interests in the same facilities, which is fully capable of performing Montaup's obligations and responsibilities. Consequently, the Merger will not interfere with the performance of Montaup's obligations but, instead, by combining the two companies, it will build a stronger, more financially secure company that will be better able to carry out those obligations.

---------------

11 To the extent the change in upstream economic ownership from Eastern Edison to EUA resulting from the transfer of Montaup's common stock is also an indirect transfer of control that requires Commission approval, Applicants request that as well. Commission approval of the indirect transfers of control is governed by Streamlined Hearing Process for NRC Approval of License Transfers, 63 Fed. Reg. 66721 (December 3, 1998) (to be codified at 10 C.F.R., pts. 2 and 51) ("Streamlined Final Rule").

          The transactions will not have any negative effect on the ability to decommission Millstone 3, Seabrook or the Yankee Plants, or on the funds available for such decom missioning. Both Montaup's and NEP's portions of the decommissioning funds for the units are funded commensurate with the schedule approved by jurisdictional regulatory agencies. They each currently collect their respective share of estimated decommission ing costs for the facilities through non-bypassable charges set forth in mandatory Contract Termination Charges ("CTC") paid by their respective affiliated distribution utilities (collectively, "Distribution Utilities"). The Distribution Utilities, in turn, are allowed to collect funds for decommissioning through non-bypassable charges to their retail customers. Nothing about the Merger will affect this regulatory mechanism. And, once merged, NEP will continue to have access to a broad base of customers to ensure the collection of adequate funds. For purposes of decommissioning financial assurance under 10 C.F.R. section 50.75, NEP and Montaup thus provide assurances equivalent to those offered by an "electric utility." Accordingly, the Merger will not affect either of the Applicant's ability to recover decommissioning expenses.

     E.   Expeditious Approval Is Requested.

          NEES and EUA seek to close the transaction in calendar year 1999. The Application shows that the Merger will not have an adverse effect on any of the nuclear facilities involved and satisfies all regulatory requirements. For these reasons, the Commission should approve the application without delay.

III. DESCRIPTION OF THE PARTIES AND THE TRANSACTION

     A.   EUA and Montaup

          EUA is a Massachusetts voluntary association organized and existing under a Declaration of Trust dated April 2, 1928, as amended, and is a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA").12/ Its subsidiaries are principally engaged in the following: transmission, distribution and sale of electricity; energy related services such as energy management; and promoting the conservation and efficient use of energy. Through its utility subsidiaries, EUA delivers electric service to more than 305,000 consumers in southeastern Massachusetts and northern and coastal Rhode Island. Non-utility subsidiaries market energy efficiency services nationwide and invest in energy-related, non-regulated businesses.

          EUA's electric distribution company affiliates include Eastern Edison, which provides service to approximately 186,000 customers in non-contiguous service territories covering the southeastern Massachusetts cities of Brockton and Fall River, plus 20 surrounding towns. Another electric distribution company affiliate is Blackstone Valley Electric Company ("Blackstone Valley"), which provides service to approximately 86,000 customers in the northern Rhode Island cities of Pawtucket and Woonsocket and five neighboring communities. Finally, Newport Electric Corporation ("Newport") is an electric distribution company affiliate that provides service to approximately 33,000 customers in Newport, Jamestown, Middletown, and Portsmouth, Rhode Island. Each of these companies originally entered into long-term, all-require ments power purchase contracts with Montaup. Although those contracts have been amended recently, the

---------------

12   15 U.S.C. section 79 et seq.

purchasers under those contracts remain liable to pay charges to Montaup, which include, among other things, amounts sufficient to pay each pur chaser's share of Montaup's decommissioning liability for the nuclear facilities in which Montaup holds an interest.

          Montaup is currently a wholly-owned subsidiary of Eastern Edison, but, as explained above, prior to the closing of the Merger, Eastern Edison will transfer Montaup's common stock to Montaup's existing ultimate parent, EUA. Montaup provides high voltage transmission service to Eastern Edison, Blackstone Valley, and Newport, as well as to two small non-affiliates. As part of the restructuring of the utility industry in Massachusetts and Rhode Island, Montaup and its retail affiliates have negotiated comprehensive settlement agreements with regulators in both states. These settlement agreements have been approved by the states as well as by the Federal Energy Regulatory Commission ("FERC") in Docket Nos. ER97-2800-000, et al. Under these settlement agreements, Montaup has agreed to the complete divestiture of its generating business. Thus, Montaup currently has completed the sale of some of its generation assets and has signed purchase and sale agreements for all of its remaining non-nuclear generation assets. It is also attempting to divest all of its nuclear assets, including the facilities at issue here.

          EUA also owns 100% of EUA Cogenex Corporation, an energy services company that utilizes energy efficient technology and equipment intended to reduce the energy consumption and costs of its customers. Other wholly-owned subsidiaries of EUA include: EUA Energy Investment Corporation (which invests in energy-related projects); EUA Ocean State (which owns a 29.9% partnership interest in the Ocean State Power generating station in northern Rhode Island, a non-utility generating plant); EUA Energy Services (which markets energy and energy services); EUA Service Corporation (which provides professional and technical services to all EUA System companies); and EUA Telecommunications (which provides telecommunications and information services).

          For the year 1998, Montaup's revenues equaled approximately $538,801,000. It should be noted that this figure may not be completely representative of future revenues as these revenues were received prior to divestiture of non-nuclear generation. Further information concerning Montaup and EUA is contained in EUA's most recent Form 10-K filed with the Securities and Exchange Commission ("SEC"), attached as Exhibit A to this Application, and in EUA's most recent Annual Report to Shareholders, attached as Exhibit B to this Application.

     B.   NEES and NEP

          NEES was formed in 1947 as a Massachusetts business trust13/ and is headquar tered in Westborough, Massachusetts. NEES is a registered holding company under PUHCA. Through its subsidiaries, NEES is principally engaged in the transmission, distribution, and sale of electricity, and the marketing of energy commodities and services, serving roughly 1.3 million customers in Massachusetts, New Hampshire, and Rhode Island. Through agreements with the state utility commissions with jurisdiction over its subsidiaries, NEES has divested itself of substantially all of its fossil and hydroelectric generating

---------------

13 As part of the NEES-National Grid Merger, immediately after the closing, NEES will modify its structure to change from a business trust to a corporation.

facilities, and will endeavor to divest itself of all its ownership interests in nuclear facilities, including the facilities at issue here. The company is now focused almost exclusively on the transmission, distribution and sale of electricity, rather than on generation.

          NEP is a wholly-owned subsidiary of NEES, and is incorporated in Massachu setts. In the past, NEP's primary role had been to generate and transmit electricity for sale to its affiliates, which are the electric distribution companies described below. With the sale of substantially all of its fossil and hydroelectric generation, NEP's principal focus will be the transmission of electricity. NEP's integrated system consists of approximately 2,400 miles of transmission lines, 118 substations, and 7 pole or conduit miles of distribution lines. These facilities are spread throughout Connecticut, Massachusetts, Rhode Island, New Hampshire and Vermont.

          NEP's electric distribution company affiliates include Granite State Electric Company ("Granite State"), which serves approximately 36,000 customers in New Hampshire; Massachusetts Electric Company ("Massachusetts Electric"), which serves approximately 960,000 customers in an area covering roughly 43% of the Commonwealth of Massachusetts; The Narragansett Electric Company ("Narragansett"), which serves approximately 325,000 customers in an area covering about 80% of the state of Rhode Island; and Nantucket Electric Company, which serves approximately 10,000 customers on Nantucket Island. Each of these companies originally entered into an individual long-term, all-requirements power purchase contract with NEP. Although those contracts have been amended recently, the purchasers under those contracts remain liable to pay charges to NEP, which include, among other things, amounts sufficient to pay each purchaser's share of NEP's decommission ing liability for the nuclear facilities in which NEP holds an interest.

          NEES owns NEES Energy, Inc., a power marketing subsidiary which owns AllEnergy Marketing Company, LLC, and New England Electric Transmission Corp., which owns and operates a portion of an electric interconnection between Hydro-Quebec and New England. NEES also owns a 53.9% interest in New England Hydro Transmission Corporation and New England Hydro Transmission Electric Company, which own and operate facilities in connection with the second phase of the Hydro-Quebec interconnection, including high-voltage transmission lines. NEES also owns New England Power Service Company, which has contracted with NEES to provide, at cost, a variety of administrative and consulting services; NEES Global, which provides consulting and independent power development services to non-affiliates domestically and internationally; New England Water Heater Company; and NEES Communications, Inc., which provides telecommunications and information-related products and services.

          For the twelve months ended September 30, 1998, NEP's operating revenues equaled approximately $1,481,068,000. It should be noted that this figure may not be completely representative of future revenues as these revenues were received prior to divestiture of generation. Further information concerning NEES and its subsidiaries is contained in NEES's most recent Form 10-K filed with the SEC attached as Exhibit C to this Application, and in NEES' most recent Annual Report to Shareholders, attached as Exhibit D to this Application.

     C.   The Transaction

          On February 1, 1999, the Merger between NEES and EUA was announced. A copy of the Merger Agreement is attached as Exhibit E. The Merger Agreement establishes that Research Drive LLC, a limited liability company jointly owned by NEES and EUA that was formed for purposes of effectuating the Merger, will merge with EUA, which will make EUA a wholly-owned subsidiary of NEES. NEES will then merge with EUA. EUA's shareholders will receive in return for their shares a cash payment of $31.00 per share (subject to upward adjustment). The total purchase price is approximately $634 million.

          Subsequent to the Merger, EUA's operating companies will be merged into NEES's operating companies. This means, among other things, that Montaup will merge into NEP, with NEP being the surviving company.

          The President and Chief Executive Officer of NEES will continue in those positions in the combined company. EUA board members will be offered positions on the NEES Advisory Board. The Boards of Directors of both NEES and EUA have approved the Merger and shareholder approval has been received. In addition to the approval of the Commission, the Merger is subject to regulatory approvals by the SEC, the FERC, and the state utility commissions in Connecticut, Massachusetts, Rhode Island and Vermont.14/ On April 30, 1999, Applicants received notification that the Federal Trade Commission had granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust

---------------

14 Approval from New Hampshire would be required if Montaup retains its share of Seabrook. If the transfer to Little Bay, discussed above, is completed, then no such approval would be required.

Improvements Act of 1976. It is anticipated that all of the remaining approvals will be obtained by the end of 1999.


IV.  THE TRANSFER MEETS ALL OF THE REQUIREMENTS
     GOVERNING LICENSE TRANSFERS.

          With respect to Montaup's ownership share of Millstone 3 and Seabrook, and its ownership interest in the Yankee Companies, the initial Merger (as well as the transfer resulting from the NEES-National Grid Merger) does not involve an actual transfer of a license, but merely a change in upstream economic ownership. While the Commission has deemed such mergers to constitute a transfer of control (or indirect transfer), it also has recognized that such transactions do not involve many of the issues associated with an actual transfer of a license. As the Commission held in its recent Streamlined Final Rule, specifically referring to transfers of an interest held by a minority, non-operating owner:

          Although other requirements of the Commission's licensing provisions may also be addressed to the extent relevant to the particular transfer action, typical NRC staff review of such applications consists largely of assuming that the ultimately licensed entity has the capability to meet financial qualification and decommissioning funding aspects of NRC regulations. These financial capabilities are important over the long term, but have no direct or immediate impact on the requirements for day-to-day operations as a licensed facility.15/

As will be shown below, the licensed entity will remain fully capable of meeting its license obligations, and nothing about the Merger will detract from that capability. This Application shows that the transfers meet all requirements associated with such indirect transfers.

---------------

15   Streamlined Final Rule at 66722.

          The subsequent Merger of Montaup into NEP involves the direct transfer of the licenses and the ownership interests in the Yankee Companies. That direct transfer, however, will be to NEP. NEP is an existing licensee of the same facilities as well as a shareholder of the same Yankee Companies. NEP has been found qualified by the Commission with respect to the same facilities, and the direct transfer meets all of the Commission's requirements regarding license transfers. Accordingly, the Commission should approve Montaup's proposed transfers to NEP.

     A.   The Merger Will Not Affect Operation of Millstone 3,
          Seabrook or the Yankee Plants and Thus Will Not Affect the Public Health or Safety, Common Defense and
          Security or the Human Environment.

          Montaup and NEP are each minority owners and licensees of Millstone 3 and Seabrook. They do not participate in the day-to-day operation of either of the facilities, nor do they have the authority to make decisions on behalf of any of the facilities.

          Their rights as minority owners of Millstone 3 are limited by the 1979 Sharing Agreement, a copy of which is attached as Exhibit F, which states that the Lead Participants have "sole responsibility for, and are fully authorized to act for the other Associate Participants with respect to, the operation and maintenance of the Unit." Neither company is now, nor has ever been a Lead Participant in Millstone 3.16/

---------------

16 The Lead Participants are two subsidiaries of Northeast Utilities, the Connecticut Light & Power Company and Western Massachusetts Electric Company. NEP and Montaup each are pursuing certain claims against Northeast Utilities in connection with the operation of Millstone 3 in separate cases that have now been consolidated. See Mass. Municipal Wholesale Electric Co., et al. v. Northeast Utils., Docket Nos. 97-4254A, 97-4249A, and 97-1716 (Suffolk Sup. Ct.). Both are also pursuing claims in arbitration against Western Massachusetts Electric Company and Connecticut Light & Power Company in connection with Millstone 3's operation. In the Matter of Arbitration, Mass. Municipal Wholesale Electric Co., et al. v. The Connecticut Light & Power Co., et al., and New England Power Co. v. The Connecticut Light & Power Co., et al. (Marshall, arb.).

          With regard to Seabrook, both NEP and Montaup are members of the Seabrook Executive Committee, but their rights are similarly limited as their rights with respect to Millstone 3.17/

          For the Yankee Plants, Montaup and NEP are not licensees, but own shares in the corporations that are licensees. Their participation rights are limited to providing their share of operating and decommissioning funds, and providing their share of other financial support or financial guarantees for the plants.

          Nothing about the NEES-EUA Merger, the consolidation of Montaup into NEP, or the NEES-National Grid Merger will change these facts to increase Montaup's or NEP's control or operation of the facilities. There will be no effect on the operation of the facilities from either merger. Furthermore, NEP has had no adverse effect on the public health or safety, common defense or the human environment in its role as an existing licensee or shareholder, and there is no reason to expect that it would have any adverse effect in the future. Accordingly, there will be no adverse effect from the proposed transactions.

     B. The Licensee Will Be Qualified Both Technically and Financially to Meet All of the Commission's
          Obligations.

          At all times, both Montaup and NEP have fulfilled their financial and other obligations regarding all of the facilities of which each is a licensee or shareholder. Through the Merger, Montaup and NEP will become members of a



---------------

17 If Montaup still owns its share of Seabrook at the time of the consolidation of Montaup into NEP, Montaup would give up its independent seat on the Executive Committee.

corporate organiza tion that is stronger financially than either was individually. The merged entity, which will still be only a minority owner in each of the facilities, will therefore remain fully capable of meeting all of its obligations, including its obligations to contribute neces sary funds for decommissioning.18/ Each company has an ongoing, assured source of revenue, which will be adjusted to meet decommissioning requirements. These sources are based primarily on contracts with each company's distribution company affiliates. These contracts have been approved by the FERC and the relevant state commissions, and NEP, as the surviving entity, will be the holder of its own and Montaup's contracts. In sum, NEP will remain financially stable and able to fulfill all of its obligations under the licenses or as a shareholder of the Yankee Companies.

     C. The Identity, Business Address, and Relevant Personnel of the Licensee and of the Facilities Will Not Be Affected by the Merger.

          It is anticipated that NEP will maintain its existing headquarters at 25 Research Drive, Westborough, Massachusetts, 01582, and that will be the headquarters of the consolidated entity after the consummation of the Merger and consolidation of Montaup into NEP. The current officers and directors of NEP, Montaup and NEES, all of whom are United States citizens, are listed in pages 1 through 3 of Exhibit G. After the closing of the NEES-National Grid Merger, the officers and directors of NEP and NEES will change as part of the plan (discussed below in Section IV.D) being implemented to assure compliance with
Section 103(d) of the Atomic Energy Act and 10 C.F.R. section 50.38 (1998).

---------------

18 Montaup's and NEP's contributions to the decommissioning funds are discussed in more detail in Section V, below.

Pages 4 and 5 of Exhibit G include a listing of the names, titles, business addresses and country of citizenship of the officers and directors of NEP and NEES after the NEES-National Grid Merger is closed.

          Since Montaup and NEP do not now have any responsibility or authority regarding the employees at any of the nuclear sites, the Merger will not affect the size or performance of the workforce at any site. As with all other aspects of the Merger, there will be no effect on the day-to-day operations of any of the nuclear facilities, and there are consequently no operational concerns that should delay Commission approval of the Merger.

     D.   The Merger Will Not Result in the Licensee Becoming
          Directly Owned, Controlled, or Dominated by an Alien, a
          Foreign Corporation, or a Foreign Government.

          This Merger complies with the restriction in Section 103(d) of the Atomic Energy Act and 10 C.F.R. section 50.38 (1998).

          When the Merger is complete, EUA will be merged into NEES, and thus NEES will own Montaup. Subsequently, Montaup will be consolidated into NEP, with Montaup's licenses being transferred to NEP. NEES and NEP are not currently owned, controlled, or dominated by an alien, a foreign corporation, or a foreign government. Thus, the Merger, without more, would not result in foreign control or domination.

          The situation changes after NEES is merged with National Grid, but NEP will also comply with Section 103(d) of the Atomic Energy Act after the National Grid transaction.19/ First, NEP will continue to be the licensee of Millstone 3

---------------

19 The plan is limited to assuring that NEP is in compliance with Section 103(d) because if the NEES-National Grid Merger is concluded after Montaup has merged into NEP, NEP will be the surviving entity holding the nuclear interests. To provide for the possibility of the NEES-National Grid Merger being concluded before Montaup is consoli dated into NEP, Applicants hereby commit to transfer all of Montaup's interests in nuclear facilities to NEP at the time the NEES-National Grid Merger is concluded (assuming, of course, that the NEES-EUA Merger has also been concluded). Once that transfer is complete, the plan adopted by NEP to assure compliance with
     Section 103(d) will apply to Montaup's interests as well.

and Seabrook as well as the owner of shares of the Yankee Companies. NEES will continue to own NEP, and thus, as a matter of law, the licensee will be owned by a U.S. company. Thus, the strict letter of the law will be honored.

          At the same time, Applicants recognize that after the consummation of the NEES-National Grid Merger, NEES will be indirectly owned by a foreign corporation. To respond to possible concerns resulting from that indirect ownership, NEP will adopt a negation action plan that will assure that the licensee will not be controlled or domi nated by any foreign interest. The focus of the negation plan is the creation of a Special Nuclear Committee of the Board of Directors of NEP ("Nuclear Committee"),20/ composed entirely of U.S. citizens. With three exceptions unrelated to the operation of the nuclear plant,21/ the Nuclear Committee will be authorized to act on behalf of NEP as to all matters relating to all nuclear facilities in which NEP has an interest. The

---------------

20 The Nuclear Committee will be established through an amendment to the Bylaws of NEP, as described in the March 15 Application. A copy of the amended Bylaws is included in this Application in Exhibit I.

21 The three exceptions are the following: (1) the right to vote as to whether or not to close the facility and begin decommissioning, and as to whether to seek relicensing; (2) the right to decide to sell, lease, or otherwise dispose of NEP's interest in the facility; and (3) the right to take any action that is ordered by this Commission or any other agency or court of competent jurisdiction. These three rights are essential to protect the economic and legal interests of National Grid and will be limited very carefully, as described in NEP's amended Bylaws. The actions will also be subject to Commission review under the Atomic Energy Act. Thus, there is no possibility of detriment to the national interest due to foreign control from these three exceptions.

Nuclear Committee will have sole discretion regarding all issues of plant operation, budget and expenditures, health and safety matters, matters affecting national security, compliance with the Atomic Energy Act and this Commission's orders, and all other matters regarding NEP's obligations with respect to the Commission.22/

          National Grid will not have any legal or practical authority to control the actions of the Nuclear Committee. Moreover, a majority of the Committee members will be independent directors, who cannot be influenced by National Grid or NEP through an employment relationship or in any other manner. Nuclear Committee members will also be obligated to report any attempt to influence their votes contrary to the national interest, and will be protected by the Commission's employee protection regulations to a greater extent than required by law. The restrictions imposed by the negation plan can be removed for a plant only upon a sale of NEP's interest in that nuclear plant, which sale must be approved by the Commission, or the relaxation or repeal of the Atomic Energy Act's restrictions on foreign ownership. Therefore, NEP in its role as licensee or as shareholder will not be owned, controlled, or dominated by any foreign interest. In this manner, the negation plan will assure compliance with
Section 103 of the Atomic Energy Act.23/

---------------

22 As explained in this Application, NEP and Montaup, as non-operating minority owners, do not generally become involved in activities relating to substantive matters of safety or national security (other than funding safe operating and decommissioning ex penses) and thus the concerns associated with Section 103 of the Atomic Energy Act are of much less relevance than for other owners. Nevertheless, Applicants will implement the negation plan to remove any doubts regarding compliance with Section 103 of the Atomic Energy Act.

23 The March 15 Application filed by NEP and the additional information submitted to the Commission in connection with that Application include additional discussions of the negation plan and reasons why Section 103 of the Atomic Energy Act will be complied with under the National Grid transaction.

V.   THE TRANSFER WILL NOT AFFECT THE DECOMMISSIONING
     FINANCIAL ASSURANCES REQUIRED BY THE COMMISSION
     AND WILL NOT BE DETRIMENTAL TO THE FINANCIAL
     HEALTH OF THE LICENSEE.

          On September 22, 1998, the Commission issued a Final Rule in its Financial Assurance Requirements for Decommissioning Nuclear Power Reactors, 63 Fed. Reg. 50465 (1998) (to be codified at 10 C.F.R. pts. 30 and 50). In this rule, the Commission established "non-bypassable charges" as a defined term and modified its Final Rule to reflect that such charges should be available to the licensee as part of the funds for decommissioning deposited in an external sinking fund.24/ As set forth in 10 C.F.R. section 50.2 (1998), non-bypassable charges are defined as:

          . . . those charges imposed over an established period by a Government authority that affected persons or entities are required to pay to cover costs associated with the decommissioning of a nuclear power plant. Such charges include, but are not limited to, wire charges, stranded cost charges, transition charges, exit fees, other similar charges, or the securitized proceeds of a revenue stream.25/

          The Commission also amended its provision regarding the use of an external sinking fund, one of the methods used to provide financial assurance.

---------------

24   63 Fed. Reg. at 50466.

25   As the definition states, the non-bypassable charges enumerated in Section
     50.2 are not intended to be all-inclusive. Indeed, in its Final Rule, the Commission stated, "[it] believes it would be encroaching upon the responsibility of other regulators if it were to establish a single method for cost recovery." 63 Fed. Reg. 50467. Similarly, the Commis sion rejected the suggestion that the definition be revised to replace the phrase "governmen tal authority" with "regulatory authorities," noting that "governmental authorities" was more inclusive and would allow actions by non-regulatory authorities such as state legislatures. Id.

Specifically, the Commission provided that an external sinking fund may be the exclusive mechanism relied upon for providing financial assurance for decommissioning even if the licensees' source of revenues for the external sinking fund is a non-bypassable charge.26/ In this sense, the financial assurance provided by the non-bypassable charge is equivalent to that provided by traditional rate regulation applicable to an "electric utility." Informa tion regarding the decommissioning funding of Millstone 3 and Seabrook, and the Yankee Plants, as well as the calculation of the Commission formula amount for decommissioning is set forth in Exhibit H.

     A.   The Financial Assurances Required by the Commission's
          Recent Rulemaking Are Already in Place Regarding
          Montaup and NEP and Will Not Be Affected by the Merger.

          Under the terms of this transaction, decommissioning responsibility will vest in NEP as the surviving entity. Pursuant to settlement agreements approved by or entered into with the state commissions of Massachusetts, Rhode Island and New Hampshire, its customers in those states, and the FERC, NEP is permitted to recover decommission ing costs through non-bypassable charges of a nature that meet the Commission's new requirements set forth in its Final Rule. Similarly, Montaup has almost identical settlement agreements approved by or entered into with the state commissions of Massachusetts and Rhode Island, its customers in those states, and the FERC. Once the Merger is completed, NEP, as the successor to Montaup, will take over Montaup's responsibilities under these

---------------

26   10 C.F.R. section 50.75 (e)(1)(ii)(B) (1998).

settlements and be able to collect Montaup's former share of the decommissioning costs through the non-bypassable charges. The necessary financial assurances for decommissioning are, and will remain, in place.

          1.   Non-Bypassable Charge in Massachusetts

          On February 26, 1997, the agency then known as the Massachusetts Department of Public Utilities ("MADPU") approved a revised, amended settlement submitted by NEP, NEP's affiliates (Massachusetts Electric and Nantucket), and others, which related to electric restructuring issues and included provisions of a wholesale rate stipulation and agreement.27/ Subsequently, Massachusetts Electric, Nantucket, and NEP submitted an amended offer of settlement to MADPU for approval. On May 16, 1997, Montaup and Eastern Edison filed the same type of comprehensive Offer of Settlement as NEP and its affiliates had filed.

          Each of the settlement agreements at MADPU sought approval of retail delivery rates for the Massachusetts Distribution Utilities (Massachusetts Electric and Nantucket for NEP, and Eastern Edison for Montaup) which, among other things, included a non-bypassable access charge designed to recover costs associated with termination of the all-requirements contracts between the Massachusetts Distribution Utilities and their affiliated Transmission Company (NEP or Montaup). The settlements provided that, in place of the former all-requirements contracts, the Transmission Company would collect a CTC, which would enable the respective company to recover its stranded costs. The CTC would, in turn, be collected by the Massachusetts Distribution Utilities through an access charge applied to all kilowatt hours ("kwh") the Massachusetts

---------------

27 Re Massachusetts Elec. Co., D.P.U. 96-25C Mass. Dep't of Pub. Utils., Feb. 26, 1997.

Distribution Utilities delivered to customers in their service areas, whether or not the customers were customers at the time the settlement was approved.28/

        Under the settlements, the CTC contains a fixed component that recovers the Massachusetts Distribution Utilities' allocated share of the Transmission Company's respective investment in plant, materials, supplies, and the final fuel core for their nuclear facilities. The variable component recovers 80% of the operations and mainte nance expenses, capital additions, and property taxes for the units. The variable component also would recover 100% of the Massachusetts Distribution Utilities' allocated share of the Transmission Company's respective costs for nuclear decommis sioning and site restoration costs.

          NEP's settlement was approved by the MADPU. Similarly, Montaup's settle ment was approved by the successor agency to the MADPU, the Massachusetts Department of Telecommunications and Energy, on December 24, 1997, in Docket No. D.T.E./D.P.U. 96-24.

          On May 28, 1997, NEP submitted to the FERC an amended wholesale stipulation and agreement, containing substantially the same settlement

---------------

28 Each of NEP's settlement agreements also provided that the Massachusetts Distribu tion Utilities would enter into a network integration transmission service agreement with their Transmission Company for transmission service under the Transmission Company's open access transmission tariff. The network integration transmission service agreement incorporates the CTC provision. Also, in the event the Massachusetts Distribution Utilities were denied the ability to recover the CTC from their customers in the access charge for distribution service, the settlements provide for the collection of the unrecovered balance as a surcharge on any rate paid for transmission service to the Massachusetts Distribution Utilities' service areas.

mechanism. On November 26, 1997, the FERC approved the agreement.29/ Montaup's wholesale settlement was filed October 29, 1997, with the FERC, and was approved in Docket No. ER97-3127-000 in a letter order dated December 19, 1997.

          2.  Non-Bypassable Charge in Rhode Island

          On August 7, 1996, the Governor of Rhode Island signed into law the Utility Restructuring Act of 1996 ("URA"). The URA provides for customer choice of electricity supplier in several phases commencing July 1, 1997. To achieve this result, the URA provides that the former all-requirements relationships, such as between NEP and its affiliate (Narragansett) or Montaup and its affiliates (Blackstone Valley and Newport), be terminated and that the former wholesale power supplier be compensated through a CTC. The URA also provides for a non-bypassable transition charge to be charged to all retail customers, designed to provide full recovery of the former whole sale power supplier's stranded costs. A variable component of the transition charge is explicitly intended to recover "nuclear obligations including decommissioning costs and nuclear costs independent of operations."30/ Both NEP and Montaup have entered into settlement agreements with their respective former all-requirements customers under the URA.

          NEP entered into a settlement agreement with its customer, Narragansett, and the Rhode Island Public Utilities Commission ("RIPUC") on May 30, 1997. Montaup entered into a similar settlement with its former all-requirements customers, Blackstone Valley and Newport, and the RIPUC. Each settlement terminated the Transmission Companies' respective long-term,

---------------

29   New England Power Co., 81 FERC para. 61,281 (1997).

30   R.I.G.L. c. 39-1-27.4(b)(ii).

all-requirements contracts with their affiliates and established, instead, a CTC. The CTC includes recovery of the Rhode Island Distribu tion Utilities' allocated shares of decommissioning and site restoration costs. The FERC approved each settlement agreement.31/ The RIPUC has approved the Rhode Island Distribution Utilities' collection of the CTC through an access charge that is applied to all kwh delivered to customers in those companies' service areas who receive distribution service, whether or not they were customers at the time of approval of the settlements.

          3.   Non-Bypassable Charges in New Hampshire

          A similar CTC arrangement was adopted by NEP in New Hampshire. On February 3, 1998, and subsequently amended in July 1998, Granite State filed an offer of settlement before the New Hampshire Public Utility Commission to resolve electric restructuring issues related to retail choice in its service territory. The settle ment provided that, pursuant to a separate wholesale rate settlement approved by the FERC,32/ the long-term, all-requirements contract between NEP and its affiliate Granite State would be terminated and that Granite State would pay a CTC. The February 3, 1998, settlement provided that Granite State would be permitted to recover in retail rates stranded cost charges, which would recover the CTC paid by Granite State to NEP.33/ The stranded costs would apply to all kwh delivered by Granite State to customers in its service area regardless of whether or not the customers were Granite State customers at the

---------------

31 See New England Power Co., 81 FERCP. 61,281 (1997); Montaup Electric Co., Docket No. ER97-2800-000 (letter order, Dec. 19, 1997).

32   New England Power Co., 83 FERCP. 61,085 (1998).

33   Id.

time the settlement was approved. The CTC provides for the recovery of Granite State's allocated share of NEP's nuclear decommissioning expenses.34/ On October 7, 1998, the New Hampshire Public Utility Commission approved the amended offer of settlement in Order No. 23,041.

     B.   Conclusion

          Pursuant to the settlements entered into with their Distribution Utilities, which were approved by the state commissions and the FERC, NEP and Montaup are assured that they will collect their decommissioning costs through non-bypassable charges. These non-bypassable charges are of the exact nature that the Commission outlined as meeting its concerns in its Final Rule. The Merger will not modify those arrangements. Thus, adequate decommissioning funds are assured, and the transfers in this transaction will not produce a detrimental effect on the recovery of decommissioning costs.35/

VI.  THE MERGER WILL NOT HAVE SIGNIFICANT ENVIRONMENTAL EFFECTS.

          The Merger will have no effect on the operation of Millstone 3, Seabrook or the Yankee Plants, nor will there be any physical changes to the facilities. The Merger will not affect the qualifications or the organizational affiliation of the personnel who operate and maintain the facilities. Further, it will not increase the probability or consequences of accidents, no changes

---------------

34 The settlement also provided for the divestiture of NEP's interests in six nuclear facilities, and NEP's commitment to an accelerated level of decommissioning funding.

35 If Montaup transfers its interest in the Seabrook facilities to Little Bay, under a Decommissioning Funding Agreement executed in conjunction with the Little Bay Purchase Agreement, Montaup has agreed to prefund the decommissioning liability associated with its small ownership share in Seabrook. Montaup will recover its pre-funding payment through the CTC charges it bills to its Distribution Utilities.

will be made in the types of radiological effluents that may be released, and there will be no increase in the allowable individual or cumulative occupational radiation exposure. The Merger will have no other environ mental impact. Accordingly, Montaup and NEP request that the Commission issue and publish a finding of no significant environmental impact pursuant to 10 C.F.R. sections
51.31 and 51.35.

VII. REQUIRED INFORMATION

          As required by 10 C.F.R. section 50.80 for an application for Commission consent to a license transfer, information with respect to the proposed transfer of the type described in 10 C.F.R. sections 50.33 and 50.34 concerning the identity and financial and technical qualifications of the proposed transferee is set forth below and, further, because the operating license is a Class 103 license, information with respect to 10 C.F.R. section 50.33a is also set forth below.

     A.   10 C.F.R. Section 50.33 - General Information

          The following information is specifically required under Section 50.33 of the Commission's rules:

          1. Name of Licensee: NEP will continue to be a non-operating licensee under the operating licenses for Millstone 3 and Seabrook.

          2. Address of Licensee: The current business address is 25 Research Drive, Westborough, MA 01582, until the Commission is otherwise notified in writing.

          3.   Description of Business: See discussion in Section III.A.

          4.   Corporate Information:

               a. State where incorporated and principal location where it does business: NEP is incorporated under the laws of Massachusetts with its principal place of business in Massachusetts. Its Bylaws, including the proposed amendment discussed above, are attached in Exhibit I.

               b.   Names, addresses and citizenship of principal officers:
The names and addresses of the directors and principal officers of NEP, all of whom are United States citizens, are listed in Exhibit G. The directors and principal officers of NEP after the closing of its Merger with National Grid are also listed in Exhibit G.

               c. Foreign Control: NEP is not now owned, controlled, or dominated by an alien, foreign corporation, or foreign government.36/

          5. Agency Status: NEP is not acting as agent or representative of any other person.

          6. Financial Information: The information with respect to NEP required by clause (4) of 10 C.F.R. section 50.33 appears in Paragraph VII.B below.

          7. Emergency Response Plan: This section is not applicable to this request.

          8. Construction or Alteration at Facility: This section is not applicable to this request.

          9. Regulatory Agencies and News Publications: The following regulatory agencies, in addition to the Commission, will have financing, siting, or ratemaking jurisdiction over NEP upon conclusion of the Merger:

---------------

36   See Section IV.D, above, for a complete explanation of this conclusion.

          Massachusetts Department of
            Telecommunications and Energy
          100 Cambridge Street
          Boston, MA  02202

          Rhode Island Public Utilities Commission
          100 Orange Street
          Providence, RI  02903

          New Hampshire Public Utility Commission
          8 Old Suncook Road
          Concord, NH  03301

          Connecticut Department of Public Utility Control
          Ten Franklin Square
          New Britain, CT  06051

          Vermont Public Service Board
          112 State Street
          Drawer 20
          Montpelier, VT  05620-2701

          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, DC  20549

          Federal Energy Regulatory Commission
          888 First Street, N.E.
          Washington, DC  20426

          The following publications circulate in the general area of the facilities:

          The Hartford Courant, Hartford, Connecticut; Journal Inquirer, Manchester, Connecticut; New Haven Register, New Haven, Connecticut; Norwich Bulletin, Norwich, Connecticut; Union Leader, Manchester, New Hampshire; Foster's Daily Demo crat, Dover, New Hampshire; Boston Globe, Boston, Massa chusetts; and New London Day, New London, Connecticut.

          10. Restricted Data: This Application does not contain any Restricted Data or other defense information, and it is not expected that any such information will become involved in the licensed activities. However, in the event such information does become involved, NEP agrees that it will appropriately safeguard such information and will not permit any individual to have access to Restricted Data until the Office of Personnel Management shall have made an investigation and reported to the Commis sion on the character, associations and loyalty of such individual, and the Commission shall have determined that permitting such person to have access to Restricted Data will not endanger the common defense and security of the United States.

          11. Decommissioning: The information under this clause appears in Paragraph VII.B.2 below.

     B.   10 C.F.R. Section 50.33 - Financial Information

          The following financial information is specifically required under
Section 50.33 of the Commission's rules:

          1.   Financial Qualifications for Continued Conduct of Activities:
Clause (f) of 10 C.F.R. section 50.33 exempts an electric utility from demonstrating its financial qualifications. NEP currently is, and after implementation of the Merger will continue to be, an "electric utility" as defined in 10 C.F.R. section 50.2.37/ NEP has sold nearly all of its non-nuclear generating assets, and is seeking to sell the remainder, as well as its nuclear interests. As a result of the divestiture of the predominant portion of the generation assets, the company's business now is primarily that of a

---------------

37 10 C.F.R. section 50.2 defines an electric utility as any entity that generates or distributes electricity and which recovers the cost of this electricity, either directly or indirectly, through rates established by the entity itself or by a separate regulatory authority. Investor-owned utilities, including generation or distribution subsidiaries, public utility districts, municipali ties, rural electric cooperatives, and State and Federal agencies, including associations of any of the foregoing, are included within the meaning of "electric utility."

transmission company whose rates are regulated by the FERC. Any remaining sales of electricity are under cost-of-service contracts approved by the FERC. Therefore, NEP submits that it is exempted from the requirements of clause (f) of 10 C.F.R. section 50.33.

          2. Decommissioning Funding: Clause (k) of 10 C.F.R. section 50.33 requires an application for an operating license for a utilization facility to contain information indicating how reasonable assurance will be provided that funds will be available to decommission the facility. As discussed above in
Section V, there is reasonable assurance that NEP will be able to comply with its decommissioning funding responsi bility.

     C.   10 C.F.R. Section 50.34 - Technical Information

          Clause (b)(7) of 10 C.F.R. section 50.34 requires information describing the technical qualifications of the applicant to engage in the proposed activity.

          With respect to Millstone 3, a Northeast Utilities subsidiary, Northeast Nuclear Energy Company, is the managing agent for the facility. Its Operating License, dated January 31, 1986, contains the Commission's findings that Northeast Nuclear Energy Company is technically qualified to engage in the activities authorized by the license. The proposed Merger will not result in any modification in the existing arrangement.

          With respect to Seabrook,38/ it is owned by eleven Joint Owners pursuant to an Agreement for Joint Ownership, Construction, and Operation of New Hampshire Nuclear Units, dated May 1, 1973, as amended (the "Joint Ownership Agreement"). In accordance with the Joint Ownership Agreement and the Managing Agent Operating Agreement, dated June 29, 1992, as amended (the "MAOA"), North

---------------

38 See Exhibit J for copies of the relevant ownership and operating agreements discussed in this section.

Atlantic is the Managing Agent and as such has exclusive responsibility for the management, opera tion, and maintenance of Seabrook. Amendment No. 10 to the Operating License contains the Commission's findings that North Atlantic is technically qualified to perform those responsibilities. The proposed Merger will not result in any modification in the existing arrangement regarding operation and management.

          With respect to the Yankee Plants, the respective Yankee Companies are licensees and the proposed Merger will not result in any change in the existing arrange ments regarding operations and management.

     D.   10 C.F.R. Section 50.33a - Antitrust Information

          Section 50.33a requires the Commission to undertake an antitrust review in certain situations. Pursuant to the settlements discussed above, both Montaup and NEP have divested, or are in the process of divesting, all of their non-nuclear generating facilities. Both entities are also committed to divesting their nuclear facilities. Thus, the Merger will not raise any antitrust concerns since the surviving NEP entity will effectively be a regulated transmission company.

          Both the FERC39/ and the SEC will be conducting an analysis of the effect of this Merger on competition. The Merger has been subject to premerger notification review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 by the Federal Trade Commission, and, on April 30, 1999, NEES and EUA received notification of early termination of the waiting period under that Act.

---------------

39 A copy of the declaration filed in connection with the request for FERC approval of the Merger, explaining why the Merger raises no antitrust concerns is attached as Exhibit K.

Thus, there is no need for the Commission to conduct an independent analysis of the antitrust implications of the Merger.

VIII.  CONCLUSION

          Based upon the foregoing, Montaup and NEP hereby respectfully request that the Commission consent to the two indirect transfers of control and the direct transfer described above. In order to facilitate completion of the Merger, Montaup and NEP respectfully request that the Commission act on this Application expeditiously.

Respectfully submitted,


/s/ Scott P. Klurfeld                      /s/ Thomas G. Dignan, Jr./SPR
----------------------------------         -------------------------------------
Edward Berlin                              Thomas G. Dignan, Jr.
Kenneth G. Jaffe                           Ropes & Gray
Scott P. Klurfeld                          One International Place
Swidler Berlin Shereff Friedman, LLP       Boston, Massachusetts 02110-2624
3000 K Street, N.W., Suite 300             617-951-7000
Washington, D.C.  20007-5116
202-424-7500

Attorneys for New England Power Company    Attorney for Montaup Electric Company

Filed:  June 15, 1999.

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                          NUCLEAR REGULATORY COMMISSION


Millstone Unit No. 3                               )   NRC License No. NPF-49
Seabrook Unit No. 1                                )   NRC License No. NPF-86
Vermont Yankee Nuclear Power Corporation           )   NRC License No. DPR-28
Yankee Atomic Electric Company                     )   NRC License No. DPR-3
Maine Yankee Atomic Power Company                  )   NRC License No. DPR-36
Connecticut Yankee Power Company                   )   NRC License No. DPR-61


                                    AFFIDAVIT

          I, Jonathan M.G. Carlton, being duly sworn, state that I am Business Develop ment Manager - Regulation of the National Grid Group plc; that I am authorized on the part of said company to sign and file with the Nuclear Regulatory Commission of the United States of America the documents attached hereto; and that all such documents are true and correct to the best of my knowledge, information and belief.

                                        /s/ Jonathan M.G. Carlton
                                        ----------------------------------------
                                        Jonathan M.G. Carlton


COMMONWEALTH OF MASSACHUSETTS           )
                                        )    SS.
COUNTY OF WORCESTER                     )

          Subscribed and sworn before me, a Notary Public in and for the Commonwealth above named, this 11th day of June, 1999.



                                        /s/ Susan A. Costa
                                        ----------------------------------------

My Commission expires: April 13, 2001

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                          NUCLEAR REGULATORY COMMISSION


                                                   )   Docket No. 50 -
Millstone Unit No. 3                               )   NRC License No. NPF-49
Seabrook Unit No. 1                                )   NRC License No. NPF-86
Vermont Yankee Nuclear Power Corporation           )   NRC License No. DPR-28
Yankee Atomic Electric Company                     )   NRC License No. DPR-3
Maine Yankee Atomic Power Company                  )   NRC License No. DPR-36
Connecticut Yankee Power Company                   )   NRC License No. DPR-61


                                    AFFIDAVIT

          I, Kevin A. Kirby, duly sworn, state that I am Vice President of Montaup Electric Company, that I am authorized on the part of said company to sign and file with the Nuclear Regulatory Commission the documents attached hereto; and that all such documents are true and correct to the best of my knowledge, information and belief.



                                        /s/ Kevin A. Kirby
                                        ----------------------------------------
                                        Kevin A. Kirby


COMMONWEALTH OF MASSACHUSETTS           )
                                        )    SS.
COUNTY OF WORCESTER                     )

          Subscribed and sworn before me, a Notary Public in and for the Commonwealth above named, this 2d day of June, 1999.



                                        /s/ Barbara L. Dantono
                                        ----------------------------------------
                                        Barbara L. Dantono

My Commission expires:  March 30, 2001
                        --------------

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                          NUCLEAR REGULATORY COMMISSION


                                                   )   Docket No. 50 -
Millstone Unit No. 3                               )   NRC License No. NPF-49
Seabrook Unit No. 1                                )   NRC License No. NPF-86
Vermont Yankee Nuclear Power Corporation           )   NRC License No. DPR-28
Yankee Atomic Electric Company                     )   NRC License No. DPR-3
Maine Yankee Atomic Power Company                  )   NRC License No. DPR-36
Connecticut Yankee Power Company                   )   NRC License No. DPR-61


                                    AFFIDAVIT

          I, James S. Robinson, being duly sworn, state that I am Vice President of New England Power Company, that I am authorized on the part of said company to sign and file with the Nuclear Regulatory Commission the documents attached hereto; and that all such documents are true and correct to the best of my knowledge, information and belief.



                                        /s/ James S. Robinson
                                        ----------------------------------------
                                        James S. Robinson



COMMONWEALTH OF MASSACHUSETTS           )
                                        )   SS.
COUNTY OF WORCESTER                     )

          Subscribed and sworn before me, a Notary Public in and for the Commonwealth above named, this 4th day of June, 1999.

My Commission expires: 12/11/03.

                                       44